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                                                                   EXHIBIT 10.53

                               LICENSE AGREEMENT

Parties:

The Company organized and existing under the laws of the Belgium, GC Europe N.V., with registered office at Interleuvenlaan 13, 3001, Leuven, Belgium, represented for the purposes of this Agreement by Dr. Jurgen Eberlein, duly empowered by the Articles of Association, hereinafter referred to as GC E:

And

The company organized and existing under the laws of Belgium, D.M.D.S., Ltd., with registered office at Plumtree Court, London, EC4A 1HT, United Kingdom. The Belgium office is a registrated company according to Belgium law. For the purpose of this Agreement, Guy DeVreese represents DMDS Ltd., duly and empowered by Articles of Association; hereinafter referred to as DMDS;

WHEREAS, DMDS has developed a high output curing device based on light emitting diode (LED) technology for the dental field.

WHEREAS, this technology was presented to GC E during a presentation made by Dr. Duret at the GC headquarters in Japan.

WHEREAS, GC E desires to obtain a device based on the LED technology and DMDS desires to be the Original Equipment Manufacturer.

WHEREAS, GC E and DMDS have signed a Secrecy Agreement.

WHEREAS, GC E has been informed that SED-R is a French company, owned by Dr. Francois Duret, which will be manufacturing the DMDS light for shipments worldwide and SED-R has expressed its willingness to manufacture an OEM light for GC E, on the condition that DMDS and GC E reach an agreement.

NOW THEREFORE, in consideration of the foregoing premises, and the mutual covenants contained herein, the parties hereto agree as follows:

ARTICLE 1. PRODUCT/LICENSE

A. DMDS shall supply GC E an exclusive license for its patented Light Emitting Diode Technology (LED).

    In case of a need of further OEM supplies GC E enjoys a most favorable nation clause.



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B.  DMDS, through its production subcontractor SED-R, shall customize the exterior of the PRODUCT so that it is clearly identifiable as a product of GC E.

C. GC E is entitled to have all future improvements, features, upgrades, additions, etc. to the DMDS technology.

D. DMDS acknowledges that it has been contracted for this specific task, and that it shall report all findings and make all recommendations directly to the management of GC E.

ARTICLE 2. OBJECT - TERRITORY

A. DMDS hereby grants GC E the worldwide exclusive license for the sale and distribution of the PRODUCT listed in Article 1. GC E is entitled to distribute also through other GC organizations worldwide.

ARTICLE 3. STATUS OF GC E

A. GC E shall sell and distribute the PRODUCT under his own name and for his own account. It shall carry on his business as and represent to be an independent trader, both in respect of DMDS and in his relations with third parties and customers.

B. GC E shall not use DMDS's trademark, unless it is clearly indicated that DMDS is sole proprietor of said trademark.

C. The parties have expressly agreed that GC E's trademark and trade name, together with all rights incident thereto and the customers and goodwill, shall remain the exclusive property of GC E. DMDS is not allowed to adopt for his own use and/or to cause the registration of trademarks or trade names which are identical or similar to GC E's trademark and trade name.

D. DMDS warrants that to its best of knowledge the patents it owns do not infringe on any other existing patents.

E. Should any other party outside this Agreement infringe on the DMDS-Light Technology patents, then DMDS will vigorously defend itself against such infringements and keep GC E informed about activity and progress in such case. If DMDS fails to defend the license for sales drops to 50% of the original value.

F.  1.  At present, DMDS owns the following patents (see appendix I)

    2. At present, DMDS has filed the following patents applications (see appendix I)

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    DMDS will do best efforts to get applications granted in major markets as soon as possible.

ARTICLE 4. PRICING & TERMS/CONDITIONS OF BUY

A. DMDS shall supply GC E with the LICENSE sale and distribution at the following price per unit: 150 (ONE HUNDRED FIFTY) UNITED STATES DOLLARS.

B.  The following conditions apply:

    -  All licenses to be paid in US Dollars.

    - All units payable to DMDS's bank account within 30 days upon receipt of the ordered units.

    - An adequate amount of demonstration units given away F.O.C. by GC E are license free.

C. GC E will, upon signing this agreement, transfer an upfront payment to the DMDS bank account covering the first 6 months of the agreement. This payment will total $750,000, (seven hundred and fifty thousand dollars), being 5,000 licenses at $150.

ARTICLE 5. ORDERS AND DELIVERIES

A.  Binding Force

    All orders placed by GC E are binding if and when confirmed or accepted in writing by DMDS or when partially executed by the latter.

B.  Forecast (3 Months' Advance Notice

    At the beginning of every yearly quarter, GC E shall provide DMDS with a report stating the expected sales volume for the following three monthly period and shall, as far as possible, place his orders in accordance with said report.

C.  Minimum Purchases (DMDS's right of termination)

    GC E shall purchase a MINIMUM OF 25,000 (TWENTY FIVE THOUSAND) LICENSES OVER THE PERIOD OF THE CONTRACT. Should GC E fail to meet this obligation, DMDS shall have the right to terminate the Agreement for breach of contract on GC E's part, by registered letter with a notice period of 3 months.

    However, three fifths of the minimum agreed licenses (being 15,000 licenses) ARE CONSIDERED TO BE A NON-REVOCABLE ORDER and GC E commits to the purchase of these licenses.

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    In case GC E exceeds the number of licenses (25,000) for the exceeding number the license fee will be newly determined.

D. In case of serious obstacles in the market, which do not fall under the responsibility of GC E, which influences the potential sales significantly the number of minimum licenses will be re-negotiated.

E. If SED-R fails to produce forecasted quantities of GC E for more than 3 months, DMDS has the obligation to take over the responsibility for manufacturing. In case DMDS also fails to comply with adequate deliveries after another 3 months, GC E has the right to terminate the supply agreement immediate or to take over manufacturing by themselves. In such case, SED-R and DMDS are obliged to supply the relevant technical assistance for transfer of manufacturing. Also in this case, according to the possible delays in marketing the minimum purchase, license has to be newly adjusted.

ARTICLE 6. WARRANTIES

A.  Warranties from DMDS's conformity of the PRODUCT

DMDS warrants that the PRODUCT shall be suitable for its intended use and shall meet prevailing standards applicable to such a PRODUCT. DMDS shall extend a 1
(one) year warranty on parts and labor with respect to the PRODUCT. Additional further details will be supplied in a supply agreement between GC E and SED-R.

B. The supply agreement will contain an appendix on agreed technical specifications set up between DMDS, GC E and SED-R.

ARTICLE 7. EXEMPTIONS

1. DMDS and all of its affiliates will market its Light Emitting Diode Technology, Apollo e light (PRODUCT) through all of its existing channels of distribution.

2. DMDS and all of its affiliates will continue to market its WAVELIGHT e light, through all of its existing channels of distribution.

3. DMDS and all of its affiliates will not pursue new OEM agreements with other dental manufacturers for this PRODUCT, with the exception of existing agreements such as: Plasma X (Polyflash unit), Henry Schein (EasyCure unit) and WAVElight (WAVElight unit).

ARTICLE 8. RESELLERS/DISTRIBUTORS

GC E is allowed to appoint Resellers/Distributors in view of the sale and distribution of the PRODUCT within the Territory.

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ARTICLE 9. DURATION & TERMINATION OF THE AGREEMENT

A. This Agreement is entered into for an initial term of 5 years and is automatically renewed for another 3 years if not terminated with a notice period of 6 months prior to the end of initial term.

B.  No Notice Period - Breach of Contract

    Clause B of this Article in no way affects or limits the right to terminate the Agreement in the event of breach of contract. A serious breach of contract is considered to be any serious infringement of one or more of the provisions of this agreement that is likely to have a detrimental effect upon the results which the other party is entitled to expect from the normal performance of the Agreement.

C.  Registered Letter

    Termination of the Agreement must in all cases be notified by registered letter.

ARTICLE 10. NO INTERDEPENDENCE OF INDIVIDUAL CLAUSES

If one or several of the clauses of this Agreement should prove invalid or unenforceable, this shall in no way affect the validity of the remaining clauses.

ARTICLE 11. NOTIFICATIONS

Every notification effected under the provisions of this Agreement must be given in writing and shall:

a.  either be delivered personally,

b.  or be transmitted by fax or by similar means of electronic mail,

c. or be forwarded by registered mail, to the addressee, at the address as indicated in the preamble to this Agreement or communicated to the notifying party if the recipient should have changed his address during the currency of this Agreement. All such notifications shall be deemed duly served and notified (barring proof of prior receipt):

a.  if personally delivered, on the date of service;

b.  if sent by fax, 2 hours after transmittal;

c.  if forwarded by mail, as specified above, 5 days after the posting date

ARTICLE 12. ASSIGNMENTS

Written Authorization from GC E

This Agreement shall be binding upon the successors and beneficiaries of each of the parties. DMDS may not assign or transfer this Agreement without written

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authorization of GC E. GC E shall not withhold such authorization without due motive.

ARTICLE 13. ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the parties and supersedes and replaces any and all prior verbal, written or tacit agreements or arrangements between the parties.

ARTICLE 14. JURISDICTION - APPLICABLE LAW

A. All disputes resulting from or in relation with this Agreement must be settled by the Courts having jurisdiction in Belgium.

B. This Agreement is ruled by and shall be construed according to the laws of Belgium.

ARTICLE 15: EFFECTIVE DATE

THIS AGREEMENT SHALL BE EFFECTIVE AS OF THE DATE OF EXECUTION.

ARTICLE 16. OUTSOURCED PRODUCTION

GC E has been informed and has accepted that this Agreement will be executed by DMDS, but that the final unit will be produced by SED-R, Chateau de Tarailhan, 11560, Fleury D'Aude, France. GC E will enter into a separate manufacturing agreement with SED-R, outlining all manufacturing specifics. Based upon coming to such an agreement, SED-R has expressed its willingness to produce the PRODUCT for a price of 850 (eight hundred fifty) US dollars.

Made in two counterparts, each party acknowledging having received a duly signed copy.

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IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives on the dates below written.

On behalf of                             On behalf of
GC Europe N.V.                           D.M.D.S., Ltd.

Date:  June 27, 2000                     Date:  June 27, 2000
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/s/ Dr. Jurgen Eberlein                  /s/ Guy De Vreese
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Dr. Jurgen Eberlein                      Guy De Vreese

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